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                                                                   EXHIBIT 10(b)

March 18, 1996


Mr. Harold J. Wilson
1064 Rambling Way
Fairlawn, Ohio  44333

Dear Hal:

I am pleased to summarize all the understandings we have reached in connection with your appointment to the position of President and Chief Operating Officer of Farrel Corporation. As you know, the Farrel Board of Directors agreed to your appointment in its meeting on March 8, 1996.

1. Farrel is a meritocracy; financial performance dictates financial rewards.

2. The base salary will be $250,000 and will be subject to annual review by the Compensation Committee of the Board, based on my recommendations.

3. You will be granted stock options for 120,000 Farrel shares at $4.00/share and 80,000 shares at $6.00/share on 3/25/96. Subsequent stock option awards will be determined annually by the Compensation Committee of the Board, again based on my recommendations. I will see to it that you are provided with a copy of Farrel's Stock Option Program.

4. Farrel's bonus scheme is entirely discretionary and not based on a formula. As mentioned in my letter of February 27, 1996, we envision a range of $0 - 100,000 depending on achievement of pre-determined operating objectives. We will need to agree on the specific targets to be achieved and the bonus awards which would be triggered by meeting such targets. The major threshold targets we wish to achieve are as follows:

         - Return to pre-IPO levels of net income, i.e. $5-6 million, in 1997.

         - Gross margin improvement over, say, a 3-year period by 8-10 percentage points with the greatest improvements in fiscal `97, but clearly important to achieve 2 1/2 percentage points in fiscal `96.

         - Reduction of operating expense by at least 4% per year for the next 3 years.

         - Growth in our top line has been elusive in recent years. We would welcome organic growth in our core business to meet and exceed these thresholds for profit improvement, but organic profit growth even without top line growth is essential.

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
                                                                   EXHIBIT 10(b)

Mr. Harold J. Wilson
March 18, 1996
Page 2


5. Farrel will arrange for a life insurance policy in an amount twice your annual salary with your wife as beneficiary.

6. You will be provided with a company car in either the Cadillac or Lincoln class.

7. You will participate in the Farrel salaried employee benefit program. Description material is enclosed.

8.  a)   The initial duration of our agreement is for two years and will be automatically renewed for subsequent one-year periods unless six months' notice of termination is given by you or us.

     b) In case you wish to terminate the agreement, you would need to give Farrel four months' notice.

     c) If Farrel wishes to terminate the agreement for reasons other than "cause", it could do so at any time, with a compensation payment of 14 months' salary.

     d) Termination for "cause" would be without compensation beyond the date of termination. The term "cause" is defined on the attached page.

9.       Transitional Matters

         Farrel will pay your expenses for relocating from Ohio to Connecticut which shall consist of packing, moving, and insuring of household goods.

         Farrel will pay for a suitable apartment for you and your wife for up to four months while you are securing a permanent residence in Connecticut.

As discussed, you will be responsible for all day-to-day operational matters of the Polymer Machinery and related business and the senior operational executives will report to you on a "solid line". The Finance and Legal Departments will continue to report to me.

During the necessary transition period, I look forward to working together closely to support you in taking operational control. I will be mindful of the necessity of chain of command. Once completed, I expect to be able to devote a large portion of my time designing, developing and executing a diversification program which will concentrate on profitable growth. I will see to it that you are invested with the appropriate authority to run the Company's operations efficiently and effectively.

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                                                                   EXHIBIT 10(b)

Mr. Harold J. Wilson
March 18, 1996
Page 3


If you agree with the above, please counter sign a copy of this letter and return it to me. I look forward to seeing you and having you start on March 25/26.


                                                  Sincerely,


                                                  /s/ Rolf K. Liebergesell

Agreed and Accepted:

/s/ Harold J. Wilson
- - --------------------------
Harold J. Wilson

Date:      3/18/96
     ---------------------

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                                                                   EXHIBIT 10(b)

Attachment to agreement letter between Harold Wilson and Farrel Corporation



As used in this Agreement, the term "cause" shall include, but not be limited to, willful and repeated violation of the conditions of employment, failure or refusal to carry out the instructions of the Board of Directors or its Chairman, or acts of insubordination, engaging in activities which constitute fraud or other crime against the company or creating a conflict of interest, conviction of a crime involving moral turpitude or the misuse of funds, or any other conduct inimical to the best interests of the company. In the event of failure or refusal to carry out the instructions of the Board of Directors or its Chairman, the Board or the Chairman may advise you of such and grant a reasonable period of time, not to exceed thirty (30) days, to correct same, failing which the failure or refusal shall constitute "cause".